Exhibit 8.77

SERVICING AGREEMENT

NATIONWIDE MUTUAL FUNDS

Agreement, made as of this            day of                , 20   between Nationwide Fund Management LLC (“Nationwide”), on behalf of Nationwide Mutual Funds or its surviving entity (“the Trust”), and American United Life Insurance Company, and OneAmerica Securities, Inc., a registered Broker Dealer (collectively referred to as “Servicing Agent,” “you” or “your”), whereby you agree to provide certain administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the “Shares”) of the funds listed in Appendix A (each a “Fund”) subject to the following terms and conditions:

1.                                      Administrative Support Services

You agree to provide administrative support services, directly or through an affiliate/designee, to your customers who may from time to time own of record or beneficially a Fund’s Shares.  Services provided may include, but are not limited to, some or all of the following:  (i) processing dividend and distribution payments from the Fund on behalf of customers; (ii) providing periodic statements to your customers showing their positions in the Shares or share equivalents; (iii) arranging for bank wires; (iv) responding to routine customer inquiries relating to services performed by you; (v) providing sub-accounting or sub-transfer agency services with respect to the Shares beneficially owned by your customers or the information necessary for sub-accounting or sub-transfer agency services; (vi) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your customers; (vii) forwarding to customers proxy statements and proxies containing any proposals regarding this Agreement or the Administrative Services Plan related hereto; (viii) aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption orders for your customers; (ix) providing customers with a service that invests the assets of their accounts in the Shares pursuant to specific or preauthorized instructions; (x) establishing and maintaining customer accounts and records related to customer accounts and/or transactions in the Shares; (xi) assisting customers in changing dividend or distribution options, account designations and addresses; or (xii) other similar services if requested by the Funds.

In providing administrative support services, you agree to follow any written guidelines or standards relating to the processing of purchase, exchange and redemption orders for your customers as we may provide to you including the provisions outlined in Appendix B.  All purchase and redemption orders will be executed at net asset value, plus or minus any applicable sales charges, in accordance with the terms and conditions of a Fund’s then current prospectus and Statement of Additional Information.  You represent and warrant that your internal controls for accepting, processing and transmitting purchase, exchange and redemption orders are reasonably designed to ensure that you comply with Section 22(c) of the Investment Company Act of 1940 (the “1940 Act”) and Rule 22c-1 thereunder.

2.                                      Office Space

You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

March 2015

3.                                      Representations About the Funds and Shares

Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Funds or their Shares except those contained in the then-current prospectuses or then-current Statements of Additional Information for such shares, copies of which will be supplied by the Fund’s distributor (the “Distributor”) to you, or in such supplemental literature or advertising as may be authorized by the Distributor in writing.

4.                                      Independent Contractor and Limited Agency

You will be deemed to be an independent contractor, and will have no authority to act as agent for either Nationwide or the Funds in any matter or in any respect.  Notwithstanding the foregoing, Nationwide, on behalf of each Fund, appoints you as each Fund’s agent for the limited purpose of accepting orders for purchase, redemption and exchange of Shares, and receipt of such orders by you therefore shall constitute receipt by the applicable Fund of such orders for purposes of determining the price per Share at which such orders will be executed, in accordance with Rule 22c-1 under the 1940 Act.  Except as specifically set forth herein, nothing in this Agreement will be deemed or construed to make you a partner, employee, representative or agent of Nationwide or any Fund or to create a partnership, joint venture, syndicate or association between you and us.

5.                                      Indemnification

By your written acceptance of this Agreement, you agree to and do release, indemnify and hold Nationwide and the Funds harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers.

In turn, Nationwide, on behalf of the Funds, agrees to and does release, indemnify and hold you and your affiliates harmless from and against any and all direct or indirect liabilities or losses resulting from directions, actions or inactions of or by Nationwide, the Funds, or their respective officers, employees or agents regarding their responsibilities pursuant to this Agreement.

6.                                      Compensation

In consideration for the services and facilities provided by you hereunder, Nationwide (on behalf of the Funds) will pay to you, and you will accept as full payment therefore, a fee at the annual rate designated in Appendix A of the average daily net assets of a Fund’s Shares owned of record or beneficially by your customers from time to time for which you provide administrative support services hereunder.  Such fee will be computed daily and payable monthly by Nationwide within thirty (30) days of receipt from you of a valid invoice (in excel format) that identifies, for each CUSIP of each Fund, the number of sub-accounts, participants or beneficial shareholders serviced by you and such other information as may be necessary to validate the fee payable.  The fee rate stated above may be prospectively increased or decreased by the Funds and/or Nationwide, in their sole discretion, at any time upon notice to you.  Further, Nationwide or a Fund may, in its sole discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to you for the account of any customer(s).  Nationwide, in its sole discretion, may arrange for the payment to you of the fees under this Agreement directly by the Funds rather than through Nationwide.  Quarterly and Other Reports

You agree to provide all such information as is reasonably necessary for the Board of Trustees of the Trust to review, at least quarterly, a written report of the amounts of compensation received by you hereunder and the services provided for which you received such compensation.  In addition, you will furnish Nationwide with such information as Nationwide or the Funds may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with Nationwide and the Funds (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by Nationwide on behalf of the Funds pursuant hereto, as well as any other reports or filings that may be required by law.

You agree, upon the reasonable request of Nationwide, to provide access during normal business hours to your facilities and records related to the services provided and the compensation payable hereunder, and to permit Nationwide to review the quality of such services provided and to respond to requests of the Trust’s Board of Trustees.  Nationwide agrees that all records obtained in connection with access to your facilities is your property and to maintain the confidentiality thereof.  In particular, Nationwide agrees that no person having access to such records may use such records or information to solicit, directly or indirectly, any of your customers for any purpose.

7.                                      Non-Exclusivity

Both parties may enter into other similar Servicing Agreements with any other person or persons without the other’s consent.

8.                                      Representations and Warranties

By your written acceptance of this Agreement, you represent, warrant and agree that:  (i) all compensation payable to you hereunder is for administrative support services only;  (ii) in no event will any of the compensation payable by Nationwide or the services provided by you hereunder be primarily intended to result in the sale of any Shares issued by a Fund; (iii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will to the extent required be disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iv) if you are subject to laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations.

9.                                      Termination

This Agreement will become effective on the date a fully executed copy of this Agreement is received by Nationwide.  This Agreement may be terminated as to the payments made on behalf of the Funds at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of Trustees and who have no direct or indirect financial interest in the operation of the Administrative Services Plan or in any related agreements to the Administrative Services Plan (“Disinterested Trustees”) or by a majority of the outstanding voting securities of a Fund, on at least sixty (60) days written notice to the parties to this Agreement.  In addition, either you or Nationwide may terminate this Agreement (i) upon the material breach of this Agreement by the other or (ii) for any reason on at least ninety (90) days written notice to the other party.

In the event this Agreement is terminated as described herein, the indemnification provisions contained in this Agreement shall continue until the possibilities for damages or loss have expired.

10.                               Notices

All notices and other communications to either you or Nationwide will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the address contained in the “Acceptance of Agreement” (Section 19) portion of this Agreement.

11.                               Choice of Law

This Agreement will be construed in accordance with the laws of the State of Delaware and is assignable only upon the written consent by all the parties hereto.  Amendments will be made only upon written consent by both parties.

12.                               Board  Approval

The Administrative Services Plan that relates to this Agreement has been approved by vote of a majority of (i) the Board of Trustees and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

13.                               Trust Disclosure

The term “Nationwide Mutual Funds” refers to the Trust created by, and the terms “Board of Trustees” and “Trustees” refer to the Trustees, as trustees but not individually or personally, acting from time to time under, the Amended and Restated Agreement and Declaration of Trust made and dated as of October 28, 2004, as has been or may be amended and/or restated from time to time (“Agreement and Declaration of Trust”), and to which reference is hereby made.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust is subject or by which the Trust is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust.

14.                               Complete Agreement

This Agreement supersedes and cancels any prior Servicing Agreement with respect to the Shares of a Fund listed in Exhibit A, and may be amended at any time and from time to time by written agreement of the parties hereto.  Notwithstanding the foregoing, Nationwide may amend or modify the Exhibits incorporated herein, as provided throughout this Agreement, by providing new exhibits to you.  However, such amendment shall only become effective and part of this Agreement and be considered binding upon the first transaction placed by you following receipt of the new exhibits.

15.                               Privacy Program

Each party to this Agreement agrees to protect Customer Information (defined below) and to comply as may be necessary with requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, including Regulation S-P, and state privacy laws (all the foregoing referred to as “Privacy Law”).

Customer Information means any information contained on an application of a customer (“Customer”) of a Fund or other form and all nonpublic personal information about a Customer that a party receives from the other party.  Customer Information includes, by way of example and not limitation, name, address, telephone number, social security number, date of birth and personal financial information.

The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of Customer Information in their control, which are no less rigorous than those maintained by a party for its own information of a similar nature.  In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

The Servicing Agent represents that it has implemented and maintains a comprehensive written information security program that contains appropriate security measures to safeguard Customer Information that the Servicing Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder, including protecting such Customer Information against cyber attack.

The provisions of this Privacy Program section shall survive the termination of the Agreement.

16.                               Anti-Money Laundering Program

Nationwide and the Funds will rely upon you to establish a written Anti-Money Laundering Program (the “Program”) to include policies, procedures, and controls that comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act) of 2001, (“the ACT”) and the Bank Secrecy Act of 1970 (“BSA”).  Each party to this Agreement acknowledges, represents, and warrants that it has adopted and implemented an Anti-Money Laundering Program that complies and will continue to comply with all aspects and requirements of the ACT, the BSA, and all other applicable anti-money laundering laws and regulations.

Upon request, you shall promptly certify to having such Program that complies with and continues to comply with all aspects and requirements of the ACT, the BSA, and all other applicable federal, state and local anti-money laundering laws and regulations.

Your Program shall include, and Nationwide and the Funds shall rely upon, your policies, procedures and controls to, among other things, (i) verify the identity (due diligence) of your customers, (ii) maintain records of the information used to identify your customers, (iii) determine if your customer appears on lists of known or suspected terrorists or associated with known or suspected terrorist organizations (said customer hereinafter referred to as a “Prohibited Customer”), and (iv) to ensure that  Prohibited Customers and foreign shell banks do not maintain investments in any Fund.

Your Program shall also comply with the Customer Identification Program (“CIP”) for customers who open accounts on or after October 1, 2003, and as such, shall among other matters provide for the release of customer information to law enforcement agencies, and the filing of Suspicious Activity Reports (“SARs”), as and if applicable, and in accordance with the ACT.  In addition, your Program also shall include procedures for fulfilling the currency reporting requirements of the ACT and the BSA, as and if applicable.

The provisions of this Anti-Money Laundering section shall survive the termination of the Agreement.

18.                               Shareholder Information

18.1                        Agreement to Provide Information.  You agree to provide the Funds, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of an account and the amount, date, name or other identifier of any registered representative(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

18.1.1              Period Covered by Request.  Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought.   A Fund may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

18.1.2              Form and Timing of Response.  You agree to transmit the requested information that is on your books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request.  If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary.  In such instance, you agree to inform the Fund whether you plan to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to a Fund should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

18.1.3              Limitations on Use of Information.  The Funds agree not to use the information received for marketing or any other similar purpose without your prior written consent.

18.2                        Agreement to Restrict Trading.   You agree to promptly and fully cooperate with any reasonable request made by the Fund to address market timing or excessive trading strategies identified by Nationwide in accordance with the applicable provisions of Rule 22c-2 and agree to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by such Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

18.2.1  Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

18.2.2              Timing of Response.  You agree to execute instructions as soon as reasonably practicable, but not later than five business days after your receipt of the instructions.

18.2.3              Confirmation by You.  You must provide written confirmation to the Fund that instructions have been executed.   You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

18.3                        Definitions.  For purposes of this paragraph 18:

18.3.1              The term “Fund” includes a Fund’s distributor and a Fund’s transfer agent.  The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

18.3.2              The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by you.

18.3.3              The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name.

18.3.4              The term “written” includes electronic writings and facsimile transmissions.

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19.                               Acceptance of Agreement

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this Agreement where indicated below and promptly return it to Nationwide at the address below:

Nationwide Fund Management LLC

Attention:  Fund Administration

1000 Continental Drive, Suite 400

King of Prussia, PA  19406

This Agreement will become effective on the date a fully executed copy of this Agreement is received by Nationwide.

Accepted by:

Name
Title
Nationwide Fund Management LLC

Date:

Accepted and Agreed to:

By:

Name:

Title:

Company:

Date:

APPENDIX A

TO SERVICING AGREEMENT

Nationwide Mutual Funds

Funds of Nationwide Mutual Funds

Class R6 and Institutional Service Class shares of all Funds of Nationwide Mutual Funds as offered in the Fund’s current prospectus.

Administrative Services Fees

Share Class	Rate (Bps)
Institutional Service Class	25
Class R6	0 (no fee)

Acknowledgement:	Servicing Agent:

Nationwide Fund Management LLC
1000 Continental Drive
Suite 400
King of Prussia, PA 19406

x	x
By:	By:

APPENDIX B

FUND/SERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of Shares of a Fund will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by the Servicing Agent.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by the Servicing Agent of any Instructions from the Client-shareholder prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by the Servicing Agent that it has received proper authorization from each Client-shareholder whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.                                      On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values (“Business Day”), Nationwide shall accept, and effect changes in its records upon receipt of purchase, redemption, exchange, account transfer and registration instructions from the Servicing Agent electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client-shareholder.  On each Business Day, Nationwide shall accept for processing any Instructions from the Servicing Agent and shall process such Instructions in a timely manner.

2.                                      Nationwide shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  Nationwide shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of Nationwide that would affect its duties and obligations pursuant to this Agreement.

3.                                      Confirmed trades and any other information provided by Nationwide to the Servicing Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.                                      Trade, registration, and broker/dealer information provided by the Servicing Agent to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by the Servicing Agent regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.                                      For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with Nationwide, the Servicing Agent shall provide the Funds and Nationwide with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Servicing Agent hereby certifies is and shall remain true and correct.  The Servicing Agent shall maintain documents required by the Funds to effect Fund/SERV transactions.  The Servicing Agent certifies that all Instructions delivered to Nationwide on any Business Day shall have been received by the Servicing Agent from the Client-shareholder by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Nationwide on the next Business Day.

Manual Processing Procedures

1.                                      On each Business Day, the Servicing Agent may receive Instructions from the Client-shareholder for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by the Servicing Agent prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to Nationwide by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “TD+1”), will be executed at the NAV-based public offering price (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.                                      By no later than 6:00 p.m. ET on each Trade Date (“Price Communication Time”), Nationwide will use its best efforts to communicate to the Servicing Agent via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of Funds that credit a daily dividend, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading on that Trade Date.

3.                                      As noted in Paragraph 1 above, by 9:30 a.m. ET on TD+1 (“Instruction Cutoff Time”) and after the Servicing Agent has processed all approved transactions, the Servicing Agent will transmit to Nationwide via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to the Servicing Agent and Nationwide, a report (the “Instruction Report”) detailing the Instructions that were received by the Servicing Agent prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)                                 It is understood by the parties that all Instructions from the Client-shareholder shall be received and processed by the Servicing Agent in accordance with its standard transaction processing procedures.  The Servicing Agent or its designees shall maintain records sufficient to identify the date and time of receipt of all Client-shareholder transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities.  Under no circumstances shall the Servicing Agent change, alter or modify any Instructions received by it in good order.

(b)                                 Following the completion of the transmission of any Instructions by the Servicing Agent to Nationwide by the Instruction Cutoff Time, the Servicing Agent will verify that the Instruction was received by Nationwide and trades are pending by utilizing a remote terminal or such other method acceptable to Nationwide.

(c)                                  In the event that an Instruction transmitted by the Servicing Agent on any Business Day is not received by Nationwide by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond the Servicing Agent’s reasonable control, such Instruction shall nonetheless be treated by Nationwide as if it had been received by the Instruction Cutoff Time, provided that the Servicing Agent retransmits such Instruction electronically (by facsimile transmission or other means mutually agreed upon) to Nationwide and such Instruction is received by Nationwide’s (or the Distributor’s) financial control representative no later than 9:30 a.m. ET on TD+1.  In addition, the Servicing Agent will place a phone call to a financial control representative of Nationwide (or the Distributor) prior to 9:00 a.m. ET on TD+1 to advise Nationwide (or the Distributor) that a facsimile transmission concerning the Instruction is being sent.

(d)                                 With respect to all Instructions, Nationwide (or the Distributor’s financial control representative) will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by the Servicing Agent.

(e)                                  By no later than 4:00 p.m. on TD+1, and based on the information transmitted to Nationwide (or the Distributor’s financial control representative) pursuant to Paragraph 3(c) above, the Servicing Agent will use its best efforts to verify that all Instructions provided to Nationwide (or the Distributor’s financial control representative) on TD+1 were accurately received and that the trades for each Account were accurately completed and the Servicing Agent will use its best efforts to notify Nationwide of any discrepancies.

4.                                      As set forth below, upon the timely receipt from the Servicing Agent of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)                                 Except as otherwise provided herein, all purchase and redemption transactions will settle on TD+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, the Servicing Agent shall, by 1:00 p.m. ET on TD+1, remit funds to the Fund’s custodian in the amount necessary to cover such net purchase order.  In the case of Instructions which constitute a net redemption order, Nationwide shall, by 1:00 p.m. ET on TD+1, remit funds to the Servicing Agent in the amount necessary to cover such net redemption order, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (iii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars and a Fund may pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in conformity with applicable law or regulations.

(b)                                 The Servicing Agent or such other party as may be designated, as record owner of each account (“Record Owner”) will be provided with all written confirmations required under federal and state securities laws.

(c)                                  On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original TD+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)                                 The Servicing Agent shall, upon receipt of any confirmation or statement concerning the accounts, promptly verify by use of the terminal or by such other method acceptable to Nationwide and the Servicing Agent the accuracy of the information contained therein against the information contained in the Servicing Agent’s internal record-keeping system and shall promptly, but in no event not more than seven days, advise Nationwide in writing of any discrepancies between such information.  Nationwide and the Servicing Agent shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Indemnification

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit B herein:  (i) which is caused by the Funds or Nationwide, Nationwide shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Client-shareholder and the Servicing Agent, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by the Servicing Agent or by any Client-shareholder, Nationwide shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by the Servicing Agent for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, the Servicing Agent shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.